KERYX BIOPHARMACEUTICALS RECEIVES NASDAQ NOTIFICATION

NEW YORK, April 25, 2008 /PR NEWSWIRE/-- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) announced today that it has received notice from The NASDAQ Stock Market ("Nasdaq") stating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued inclusion on the Nasdaq Global Market pursuant to Marketplace Rule 4450 (a)(5). This notification, which was received in a letter dated April 22, 2008, is a standard communication when the bid price of a Nasdaq-listed company closes below the minimum $1.00 per share requirement for 30 consecutive business days. The letter states that, in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days to regain compliance by having the bid price of its common stock close at $1.00 per share or more for a minimum of 10 consecutive business days. The letter has no immediate effect on the listing of the Company's common stock at this time.

The Company plans to apply to transfer its listing to the Nasdaq Capital Market. If the Company’s application to transfer its listing to the Nasdaq Capital Market is approved and the listing is transferred, the Company will be subject to the continued listing requirements of the Nasdaq Capital Market after such transfer, and no longer subject to the continued listing requirements of the Nasdaq Global Market. The Company’s common stock will continue to trade on the Nasdaq Global Market until the transfer application has been reviewed and approved.

The Company currently meets the requirements for listing on the Nasdaq Capital Market, with the exception of the $1.00 minimum closing bid price requirement, although the Company cannot provide assurance that in the future it will continue to meet these requirements.  Under the rules of the Nasdaq Capital Market, the Company would have an additional 180-calendar day compliance period through April 17, 2009 to comply with the $1.00 minimum closing bid price requirement on the Nasdaq Capital Market, provided the Company otherwise meets the continued listing requirements for the Nasdaq Capital Market.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, or ESRD. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also has an in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: There can be no assurance that the Company will apply for inclusion on the Nasdaq Capital Market, or if so, that the Company’s application for inclusion on the Nasdaq Capital Market will be approved,, or that if approved and the listing is transferred, that the Company will continue to meet the Nasdaq Capital Market listing requirements, and/or if the Company’s application is denied, that the Company will satisfy Nasdaq’s conditions for continued listing on the Nasdaq Global Market, that any potential appeal or hearing for a stay of delisting from the Nasdaq Global Market will be successful, or that the Company’s common stock will remain listed on the Nasdaq Global Market; that the Company will complete cost-effective clinical trials or meet as anticipated the development timelines for the drug candidates in its pipeline, including Zerenex and KRX-0401, to help generate greater interest in the market for its common stock; or that the Company’s stock will not be affected by other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.